Exhibit 10.1
Charles W. Hull Consulting Arrangement
3D Systems Corporation and Mr. Charles W. Hull are parties to a consulting arrangement pursuant to which, upon his retirement, he will become a consultant for a period of four years at a fixed consulting fee that will decline from $275,000 in the first year to $100,000 in the fourth year, and he will remain entitled to continuing life and health insurance coverage.